CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-JPNW MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

August 23, 2023

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-JPNW Series (the “VV-JPNW Series”) and the creation of the VV-JPNW Interests (the “VV-JPNW Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in August 2023 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-JPNW Series and the creation of the VV-JPNW Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-JPNW Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-JPNW Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-JPNW Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-JPNW Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-JPNW Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-JPNW Interests

AUTHORIZED SHARES:	Minimum: 500 / Maximum: 550 Interests

SERIES ASSETS:

Japanese Whisky Icons Collection
Product	Vintage	Bottles
Karuizawa 'Budō Collection' Japanese Whisky Set	1981	3
Hibiki 30 Year Old Japanese Whisky	NV	1
Suntory - 100th Anniversary (Limited Edition 2023)	NV	4

VOTING POWERS:	No Voting Powers.
SERIES ASSETS:

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-JPNW to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME:	Nick King